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Exhibit 4.9

DELPHI INFORMATION SYSTEMS, INC.
NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

ARTICLE I
PURPOSE

    The purpose of the Delphi Information Systems, Inc. Non-Employee Directors Stock Option Plan (as set forth herein and as amended from time to time, (the "Plan") is to encourage qualified persons to become and remain directors of Delphi Information Systems, Inc., a Delaware corporation (the "Company"), and to provide directors of the Company with a direct stake in its success.

ARTICLE II
DEFINITIONS

    2.1 "ARTICLE" means an Article of this Plan.

    2.2 "BOARD" means the Board of Directors of the Company.

    2.3 "COMMON STOCK" means the common stock, par value $.10 per share, of the Company.

    2.4 "DIRECTOR" means a member of the Board.

    2.5 "EFFECTIVE DATE" means September 10, 1998.

    2.6 "ELIGIBLE DIRECTOR" means a Director who is not an employee of the Company or any of its Subsidiaries as of the date of any grant of an Option to him.

    2.7 "FAIR MARKET VALUE" of a security means, as of any applicable date, (i) if the security is listed for trading on a national securities exchange or the Nasdaq National Market, the closing price, regular way, of the security as reported on the consolidated transaction reporting system applicable to such security, or if no such reported sale of the security shall have occurred on such date, on the next preceding date on which there was such a reported sale, or (ii) if the security is not listed for trading on a national securities exchange or the Nasdaq National Market, but is listed on the Nasdaq SmallCap Market, the average of the closing bid and asked prices, regular way, on the Nasdaq SmallCap Market or, if no such prices shall have been so reported for such date, on the latest preceding date for which such prices were so reported.

    2.8 "GRANTEE" means the Director to whom an Option has been granted.

    2.9 "MATURE SHARES" means shares of Common Stock that were acquired on the open market or that have been held for more than six months.

    2.10 "OPTION" means a right to purchase Common Stock granted under this Plan.

    2.11 "TERM" shall have the meaning provided in Article 5.2.

ARTICLE III
ADMINISTRATION

    The Plan is intended not to require discretionary action by any administrative body with regard to any transaction under the Plan. Subject to the provisions of the Plan, the Board shall have the power to construe and interpret the Plan, to determine all questions arising thereunder, and to adopt and amend rules for the administration of the Plan; PROVIDED, HOWEVER, that no such interpretation or rule shall change the number of Options that may be granted under the Plan or the terms upon which, or the times at which, or the periods within which, such Options may be exercised. Any decision of the Board in the administration of the Plan shall be final.

ARTICLE IV
AMOUNT OF COMMON STOCK

    The aggregate number of shares of Common Stock that may be delivered upon exercise of Options shall not exceed 300,000, subject to adjustment pursuant to Article VII. Such shares of Common Stock may be either authorized but unissued shares or previously-issued shares reacquired by the Company. If any Options terminate or expire without being exercised in whole or in part, new Options may be granted covering the shares not purchased under such terminated or expired Options.

ARTICLE V
GRANT OF OPTIONS

    5.1 GRANTS OF OPTIONS.

    (a) EFFECTIVE DATE GRANTS.

       (i) Subject to the condition set forth in Section 5.1(a)(ii) below and Section 8.1, the following grants of Options are made as of the Effective Date:

        (A) "A" GRANTS. For each person who is an Eligible Director on the Effective Date of the Plan who was an Eligible Director on September 4, 1996, an Option to purchase 15,600 shares of Common Stock at an exercise price of $5.00 per share. Notwithstanding the provisions of Section 5.2 or any other provisions hereof, the Term of the Option granted under this Section 5.1(a)(i)(A) shall expire on September 3, 2006.

        (B) "B" GRANTS. For each person who is an Eligible Director on the Effective Date of the Plan who was an Eligible Director on September 4, 1997, an Option to purchase 3,600 shares of Common Stock at an exercise price of $5.94 per share. Notwithstanding the provisions of Section 5.2 or any other provision hereof, the Term of the Option granted under this Section 5.1(a)(i)(B) shall expire on September 3, 2007.

      (ii) The Effective Date Grants of Options described in Section 5.1(a) shall be effective only on the condition that the Grantee waives any claim or any rights to any grants of options under the Delphi Information Systems, Inc. 1996 Stock Incentive Plan.

    (b) NEW DIRECTOR OPTIONS GRANTS. Subject to Section 8.1, a person who becomes an Eligible Director on or after the Effective Date shall automatically be granted an Option for 12,000 shares of Common Stock upon becoming an Eligible Director.

    (c) SUBSEQUENT ANNUAL GRANTS OF OPTIONS. Subject to Section 8.1, immediately following each annual meeting of the stockholders of the Company, commencing with the 1998 annual meeting, which occurs on the Effective Date, each person who is an Eligible Director at the conclusion of such meeting shall automatically be granted an Option for 3,600 shares of Common Stock.

    5.2 TERM OF OPTIONS. Except as otherwise provided in Section 5.1, each Option shall have a term ("Term") of 10 years beginning on the date of grant, unless earlier terminated as provided herein.

    5.3 EXERCISE PRICE. Except as otherwise provided in Section 5.1, the exercise price per share for each Option shall be 100% of the Fair Market Value of a share of Common Stock on the date of grant, subject to adjustment pursuant to Article VII.

    5.4 OPTION AGREEMENTS. Each Option shall be evidenced by an agreement in such form as the Board shall prescribe from time to time and shall be consistent with the Plan.

ARTICLE VI
EXERCISE OF OPTIONS

    6.1 VESTING.

    (a) EFFECTIVE DATE GRANTS.

       (i) Subject to Section 8.1, each outstanding Option granted under Section 5.1(a)(i)(A) shall be cumulatively exercisable in accordance with the following table:

Number of Shares	Date Option Exercisable
11,600 shares	On the date on which the Option is granted.
4,000 shares	Earlier of (i) September 3, 1999, or (ii) the date of the 1999 annual meeting of stockholders of the Company.

    Notwithstanding the above table, no portion of any Option shall become exercisable after a Grantee ceases to be a Director for any reason.

      (ii) Subject to Section 8.1, each outstanding Option granted under Section 5.1(a)(i)(B) shall be fully exercisable on the date the Option is granted.

    (b) NEW DIRECTOR GRANTS. Subject to Section 8.1, each outstanding Option granted under Section 5.1(b) shall become cumulatively exercisable in accordance with the following table:

Number of Shares	Date Option Exercisable
4,000 shares	On the day prior to the first anniversary of the date on which the Option is granted.
1,000 shares	On the last day of each of eight calendar quarters commencing on the last day of the calendar quarter ending on or after the first anniversary of the date the Option is granted.

    Notwithstanding the above table, no portion of any Option shall become exercisable after a Grantee ceases to be a Director for any reason.

    (c) SUBSEQUENT ANNUAL GRANTS OF OPTIONS. Subject to Section 8.1, each outstanding Option granted under Section 5.1(c) shall become cumulatively exercisable in accordance with the following table:

Number of Shares	Date Option Exercisable
900 shares	On the last day of the calendar quarter ending on or after the date on which the Option is granted.
900 shares	On the last day of the second calendar quarter ending on or after the date on which the Option is granted.
900 shares	On the last day of the third quarter ending on or after the date on which the Option is granted.
900 shares	On the last day of the fourth quarter ending on or after the date on which the Option is granted.

    Notwithstanding the above table, no portion of any Option shall become exercisable after a Grantee ceases to be a Director for any reason.

    6.2 EXERCISE. An Option shall be exercised by delivery during the Term to the Company of (i) written notice of the exercise specifying the number of shares to be purchased and (ii) full payment in cash for the shares of Common Stock being acquired thereunder, which payment, at the election of the Grantee (or after the Grantee's death, his representative) may be made (a) in cash or its equivalent, (b) to the extent it would not violate any financial or other covenant of the Company, by delivery to the Company of Mature Shares valued at their Fair Market Value on the date of exercise, (c) by means of a cashless exercise through a broker approved by prior arrangement with the Company for this purpose, to the extent such cashless exercise is permitted under Regulation T, or (d) by any combination of the foregoing.

    6.3 EXERCISE AFTER TERMINATION OF DIRECTORSHIP. If a Grantee shall cease to be a Director for any reason while holding an unexpired Option that has not been fully exercised, such Option shall thereupon terminate; PROVIDED that the Grantee, or in the case of his death or adjudication of incompetency, his executor, administrator, distributees, guardian or legal representative, as the case may be, may exercise the Option (to the extent that it was exercisable pursuant to Section 6.1 on the date the person ceased to be a Director) at any time until the earlier to occur of (i) one year after the date such person ceased to be a Director, or (ii) the expiration of the Term of such Option.

ARTICLE VII
ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

    7.1 ADJUSTMENTS. If the outstanding Common Stock is changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, stock dividend, rights offering, combination, spinoff, exchange of shares, or the like, an appropriate adjustment shall be made by the Board to (i) the aggregate number of shares then-remaining available under the Plan, (ii) the number of shares of Common Stock in respect of which Options are subsequently to be granted, and (iii) to the extent that any such adjustments are necessary to preserve the economic value of unexercised Options, the number or type of shares of capital stock subject to, and the exercise price of, outstanding Options.

    7.2 NO FRACTIONAL SHARES. If a fraction of a share would otherwise result from any adjustment pursuant to Section 7.1, the adjusted share amount shall be rounded to the nearest whole number.

ARTICLE VIII
MISCELLANEOUS

    8.1 STOCKHOLDER APPROVAL. No Option shall become exercisable until after the Plan has been approved by the holders of a majority of the shares of Common Stock present and entitled to vote thereon at a meeting of the stockholders of the Company. If such approval is not obtained on or before the first anniversary of the Effective Date, all outstanding Options shall expire and no additional Options shall be granted.

    8.2 OPTIONS NON-TRANSFERABLE. An Option shall not be transferable by its Grantee except by will or the laws of descent and distribution and shall be exercisable during the Grantee's lifetime only by the Grantee or his or her guardian or legal representative; PROVIDED, HOWEVER, that a Grantee may in a manner and to the extent permitted by the Board (a) designate in writing a beneficiary to exercise an Option after his or her death and (b) transfer an Option to a revocable, inter vivos trust as to which the Grantee is the settlor and trustee and of which the sole beneficiaries are the Grantee's spouse, the Grantee's parents or his spouse's parents, or lineal descendants of the Grantee (or trusts for their exclusive benefit); PROVIDED, HOWEVER, that a transfer of an Option shall be effective only if the Company shall have received an opinion of its counsel to the effect that the restrictions of this Section 8.2 are not required to allow such an Option to be exempt from potential liability under Section 16 (b) of the Securities Exchange Act of 1934 pursuant to SEC Rule 16b-3 thereunder.

    8.3 EXPENSES. The expenses of the Plan shall be borne by the Company. Any taxes imposed on a Grantee upon exercise of an Option shall be paid by such Grantee.

    8.4 NO RIGHT TO RE-ELECTION. Neither the Plan nor any action taken hereunder shall be construed as giving any Director any right to be retained or re-elected as a Director.

    8.5 SECURITIES REGISTRATION. The Company shall not be obligated to deliver any shares of Common Stock hereunder until such shares have been listed on each securities exchange, stock market or national market system on which the Common Stock may then be listed, or until there has been compliance with all applicable state or federal securities laws; PROVIDED, HOWEVER, that the Company shall use all reasonable efforts to cause any such listing and compliance.

    8.6 TAXES. The Company shall not be required to issue shares of Common Stock upon the exercise of an Option unless the Grantee shall remit to the Company, in such manner as the Company may permit, an amount sufficient to satisfy any liability of the Company to withhold federal, state, local or foreign income or other taxes relating to such exercise.

    8.7 RIGHTS AS STOCKHOLDER. A Grantee shall not by reason of any Option have any right as a stockholder of the Company with respect to the shares of Common Stock which may be deliverable upon exercise of such Option until such shares have been delivered to him.

    8.8 SEVERABILITY. If all or any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of the Plan not declared to be unlawful or invalid. Any Article or part of an Article so declared to be unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such Article or part of an Article to the fullest extent possible while remaining lawful and valid.

    8.9 APPLICABLE LAW. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Illinois.

ARTICLE IX
AMENDMENT

    The Plan may be amended from time to time by the Board as it shall deem advisable, including amendments necessary to qualify for any exemption or to comply with applicable law or regulations; PROVIDED, HOWEVER, that no amendment to the Plan may be made without the approval of the stockholders of the Company which changes (i) the criteria for Eligible Directors or (ii) the vesting conditions, term of exercisability, grant timing, grant amount or exercise price of Options. No amendment of the Plan shall adversely affect the rights of any Grantee under an Option without the consent of such Grantee.

ARTICLE X
TERMINATION

    The Plan shall terminate on the 10th anniversary of the Effective Date of the Plan, unless sooner terminated by the Board. Any termination of the Plan shall not affect any Option then outstanding.

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DELPHI INFORMATION SYSTEMS, INC. NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
ARTICLE I PURPOSE
ARTICLE II DEFINITIONS
ARTICLE III ADMINISTRATION
ARTICLE IV AMOUNT OF COMMON STOCK
ARTICLE V GRANT OF OPTIONS
ARTICLE VI EXERCISE OF OPTIONS
ARTICLE VII ADJUSTMENTS UPON CHANGES IN CAPITALIZATION
ARTICLE VIII MISCELLANEOUS
ARTICLE IX AMENDMENT
ARTICLE X TERMINATION